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                                                                    Exhibit 99.1


EMBARGOED UNTIL 10:00 PM EST, 7/25/99 / 3:00 AM LONDON TIME 7/26/99
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                 SHIRE PHARMACEUTICALS GROUP PLC TO MERGE WITH
                       ROBERTS PHARMACEUTICAL CORPORATION

                     Stock transaction valued at $1 billion

       Merger brings together two of the fastest growing publicly traded specialty pharmaceutical companies

ANDOVER, UK and EATONTOWN, NJ, USA - July 25, 1999 - Shire Pharmaceuticals Group plc (LSE: SHP.L; NASDAQ: SHPGY) and Roberts Pharmaceutical Corporation (AMEX:
RPC) today announced they have entered into a definitive merger agreement under which Shire will merge with Roberts in a tax-free exchange of Shire shares.

In the transaction, Shire will exchange not less than 1.0427 Shire ADSs (each of which represents three ordinary shares) nor more than 1.2802 Shire ADSs for each share of Roberts. Based on the July 23, 1999 closing price of Shire ADSs of $27.00, each Roberts share would be exchanged for 1.1374 Shire ADSs, implying a per share value of $30.71 and a total transaction equity value of approximately $1 billion ((Pounds)650 million). Based upon the July 23, 1999 closing price of Shire ADSs, the pro forma market capitalization of the combined companies is approximately $2.4 billion ((Pounds)1.5 billion).

The merger offer represents a premium of 23% over the July 23, 1999 closing price of $25.00 per Roberts share and a premium of 32% over the average closing price of Roberts' shares for the last 20 business days. Based on the closing price of Shire ADSs on July 23, 1999, Shire shareholders will hold approximately 56% and Roberts shareholders approximately 44% of the combined company. On a combined basis, the companies had aggregated sales for the first six months of 1999 of $191 million.

Commenting on today's announcement, Rolf Stahel, Chief Executive of Shire said, "This transaction is an important step toward Shire's goal of exceeding $1 billion in revenues by 2005. We see significant benefits from combining these two companies. The merger will significantly broaden and diversify our revenue base, adding a solid portfolio of existing products and promising pipeline products. It also expands the Company's areas of therapeutic focus, strengthens our presence in the US and UK and adds Canadian sales, marketing, distribution and manufacturing capabilities. In addition, the transaction will combine complementary R&D and sales & marketing infrastructures, facilitating the development and distribution of pipeline products, as well as providing the enlarged group with greater negotiating leverage and financial resources in pursuing in-licensing of products. We look forward to working with Roberts' management team to integrate the companies and continue to build for the future."

John Spitznagel, Chief Executive Officer of Roberts, added, "Joining forces with Shire, a company which enjoys a reputation for building shareholder value, is an excellent strategic move for Roberts which I believe will bring significant benefits to our shareholders, employees and customers. The companies share a similar strategic vision of promoting specialty pharmaceuticals to defined, niche markets and focusing on key therapeutic categories, and together have a very attractive drug pipeline. Both companies also enjoy experienced and professional salesforces. By combining two of the fastest growing specialty pharmaceutical companies, we feel we will create a thoroughbred in this industry."

The Boards of Directors of Shire and Roberts have given unanimous approval to the merger. Yamanouchi Pharmaceutical Company Ltd., owner of 16% of Roberts, and Dr. Robert Vukovich, owner of 6% of Roberts, have both undertaken to vote their respective shares in favor of the merger. HealthCare Ventures, owner of 8% of Shire, has also agreed to vote in favor of the merger. The merger is expected to close in the fourth quarter of 1999, subject to approval of Shire and Roberts shareholders, review under the Hart-Scott-Rodino Act and other customary terms and conditions. Bear, Stearns & Co. Inc. served as financial advisor to Shire and PaineWebber Incorporated served as financial advisor to Roberts in this transaction.
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Contacts:

Shire Pharmaceuticals Group plc
Rolf Stahel, Chief Executive                          Today: (606) 282-2100
Stephen Stamp, Group Finance Director
Wilson Totten, Group R&D Director

Emmanuelle Thiney, Edelman Financial                  Tel: (212) 704-8239

Roberts Pharmaceutical Corporation
John Spitznagel, Chief Executive Officer              Today: (732) 676-1200
Stuart Levine, Vice President - Investor Relations


Peter Duda, BSMG Worldwide                            Tel: (212) 445-8222


This release contains forward-looking statements which are based on assumptions and external factors, including assumptions relating to, but not limited to, regulatory action, product pricing, competitive market conditions, unaudited financial data, new product development and other risks or uncertainties detailed from time to time in filings with the Securities and Exchange Commission. These forward-looking statements represent the companies' judgment as of the date of this release and any changes in the assumptions or external factors could produce significantly different results.

SUMMARY OF THE TRANSACTION

Shire Pharmaceuticals Group plc (NASDAQ: SHPGY; LSE: SHP.L) and Roberts Pharmaceutical Corporation (AMEX: RPC) announced today that they have entered into a definitive merger agreement to be effected by way of a share-for-share exchange of Shire shares for Roberts shares. Based on the July 23, 1999 closing price of Shire ADSs of $27.00, each Roberts share would be exchanged for 1.1374 Shire ADSs, implying a per share value of $30.71 and a total transaction equity value of approximately $1 billion ((Pounds)650 million). Based upon the July 23, 1999 closing price of Shire ADSs, the pro forma market capitalization of the combined companies is approximately $2.4 billion ((Pounds)1.5 billion).


Terms of the Merger

Summary terms of the merger are as follows:

 . The merger will be effected by way of a share-for-share exchange which is expected to be tax-free to US and UK shareholders.

 . Based upon the closing price of Shire ADSs on July 23, 1999, the merger offer will be made on the basis of 1.1374 Shire ADSs (or 3.4122 ordinary shares) for each Roberts share. Each Shire ADS represents three Shire ordinary shares. Roberts shareholders may elect to receive ordinary shares as consideration.

 . Based upon the closing price of Shire ADSs on July 23, 1999, the merger offer represents a premium of 23% over the closing price of $25.00 per Roberts share on July 23, 1999 and a premium of 32% over the average closing price of Roberts shares for the last 20 business days.

 . A "cap and collar" mechanism in the merger agreement provides for a maximum and minimum exchange ratio of between 3.8407 and 3.1280 ordinary shares per Roberts share, depending upon the average Shire ADS price before closing.

 . Based upon the closing price of Shire ADSs on July 23, 1999, Shire shareholders will own approximately 56% and Roberts shareholders approximately 44% of the combined company. Management estimates that approximately 70% of the combined company's shares will be held in the US with the majority of the remainder held in the UK.

 .  Yamanouchi Pharmaceutical Company Ltd., owner of 16% of Roberts, and Dr.
   Robert Vukovich, owner of 6% of Roberts, have both undertaken to vote their respective shares in favor of the merger. HealthCare Ventures, owner of 8% of Shire, has also agreed to vote in favor of the merger.

 . Upon the termination of the merger agreement by one party, under certain circumstances, a termination fee of $30 million is payable by that party to the other party. In addition, Roberts has granted to Shire an option to purchase for cash newly issued Roberts shares equivalent to 19.9% of Roberts existing issued shares.

 . The merger is contingent upon, among other conditions, the approval of Shire and Roberts shareholders. The Directors of Shire, who have been advised by Bear, Stearns & Co. Inc., unanimously recommend Shire shareholders to vote in favor of the merger. The Directors of Roberts, who have been advised by PaineWebber Incorporated, unanimously recommend Roberts shareholders to vote in favor of the merger.


Reasons for the Merger

Management believes that the merger brings together two of the fastest growing publicly traded specialty pharmaceutical companies, which share a common strategic vision. Both companies have built effective sales and marketing organisations to promote specialty products to defined customer groups. In addition, through selective in-licensing of development compounds, both companies seek to build long term shareholder value by taking these compounds through the development and registration process. The principal benefits of the merger are expected to be:
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 .  A broader product portfolio. In Adderall, Pentasa, Carbatrol, Agrylin and
   ProAmatine, the combined company's five key products could each have significant sales potential. The additional resources and sales force coverage that the enlarged group is able to bring to bear are expected to enhance the sales potential of these products. The combined company will have combined sales forces of 269, 92 and 25 in the US, the UK and Canada, respectively.

 . An enriched product pipeline. The combined company's key development projects will include Reminyl (galantamine) for Alzheimer's disease, Dirame (propiram) for analgesia, Emitasol (nasal metoclopramide) for nausea, Lambda (lanthanum phosphate) for hyperphosphatemia and RL0903 (GnRH implant) for prostatic cancer. The combined company will have one product in registration and a further five products in Phase III.

 . Greater financial resources to pursue further growth opportunities. The aggregated indebtedness of the combined company at June 30, 1999 was approximately $130 million. The aggregated cash and investments of the combined company at the same date was approximately $126 million. The combined company intends to expand its direct marketing capability into Continental Europe, through an expected combination of product and company acquisitions. In its chosen therapeutic areas, the combined company's aim will be to become a "licensee of choice" for biotech and other companies that do not possess their own sales and marketing capabilities.

 . Increased investor profile and liquidity. Management believes the combined company will benefit from a wider shareholder base and greater liquidity.


Financial Information

In recognition of its likely ownership profile, the combined company intends to report primarily under US GAAP. Shareholders may elect to receive full UK GAAP accounts in addition to US GAAP accounts. It is intended that the merger will be accounted for as a "pooling-of-interests" under US GAAP. Under UK GAAP, the merger will be accounted for as a purchase.

Under US GAAP, the unaudited aggregation of the profit and loss accounts of Shire and Roberts for the year ended December 31, 1998 and the six months ended June 30, 1999 are as follows:

                                        Year ended 12/31/98 ($m)                           Six months ended 6/30/99 ($m)
                              Shire            Roberts           Combined           Shire            Roberts           Combined
Revenues                       133               175               309                96                95               191
Cost of sales                  (29)              (66)              (95)              (15)              (28)              (43)
R&D                            (48)              (12)              (60)              (25)               (7)              (32)
SG&A                           (60)              (70)             (130)              (46)              (37)              (83)
Operating profit                (4)               27                24                10                23                33

Note: Figures above derived from Shire and Roberts financial statements prepared under US GAAP. No adjustments have been made to reflect any consequences of the merger or to conform accounting policies between Shire and Roberts. For Shire, the line item SG&A includes adjustments to reconcile Shire's UK GAAP results to US GAAP results as follows: i) incremental goodwill charges of $11.1 million and $5.4 million for the year ended 12/31/98 and six months ended 6/30/99, respectively and ii) incremental charges related to the treatment of incentive stock options of $5.5 million and $7.6 million for the year ended 12/31/98 and six months ended 6/30/99, respectively. Shire amounts have been converted solely for the convenience of the reader at $1.66:(Pounds)1.00 and $1.62:(Pounds)1.00 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, based on the average exchange rate for each period. No adjustment has been made for any potential synergies. The transaction is assumed to be accounted for as a pooling-of-interests under US GAAP.


The financial information relating to Shire contained in this document does not constitute Shire's statutory accounts within the meaning of Section 240, Companies Act 1985. Statutory accounts for the year ended December 31, 1998 have been
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delivered to the Registrar of Companies of England and Wales. Arthur Andersen,
Shire's auditors, have made a report on them under Section 235 and such report was not qualified and contained no statement under section 237 (2) or (3).

Management expects to realize annual synergies of approximately $20 million and, accordingly, expects the merger should be earnings enhancing under US GAAP for Shire shareholders in 2000. However, a substantial one-time restructuring charge is expected in the fourth quarter of 1999.



Board of Directors

The newly combined Board of Directors of Shire will be comprised of eleven members, six from Shire's current board and five from Roberts' current board:

Dr. James Cavanaugh                                   Non-executive Chairman

Rolf Stahel                                           Chief Executive

Stephen Stamp                                         Group Finance Director

Dr. Wilson Totten                                     Group R&D Director

Dr. Bernard Canavan                                   Non-executive

Dr. Zola Horovitz                                     Non-executive

Ronald Nordmann                                       Non-executive

Dr. Barry Price                                       Non-executive

Joseph Smith                                          Non-executive

John Spitznagel                                       Non-executive

Dr. Robert Vukovich                                   Non-executive


Information on Roberts

Roberts was founded in 1983 by Dr. Robert Vukovich, the current non-executive chairman, and is headquartered in Eatontown, New Jersey, US. Initially the company pursued a strategy of acquiring late-stage development compounds. This was later augmented by the acquisition of specialty products with in-market sales. This facilitated the building of a sales and marketing infrastructure, allowing the company to capitalise on opportunities within its own pipeline. In 1997, Roberts reached important milestones with the launches of its first two development products, ProAmatine, for the treatment of orthostatic hypotension, and Agrylin, for treating essential thrombocythemia. In 1998, Pentasa, for the treatment of ulcerative colitis, was acquired from Hoechst Marrion Roussel. Principal development products include Dirame, a synthetic opioid analgesic, in Phase III for the treatment of moderate to moderately severe pain; Emitasol, an intranasal form of metoclopramide for preventing post chemotherapy nausea and vomiting, and RL0903, a GnRH analogue implant for prostate cancer. Under US GAAP, for the six months ended June 30, 1999, Roberts recorded revenues of $95 million and profit before tax of $19.4 million. Diluted earnings per share increased from $0.18 for the six months ended June 30, 1998 to $0.39 for the six months ended June 30, 1999.


Information on Shire

Founded in 1986, Shire is a specialty pharmaceutical company with turnover in 1998 of (Pounds)80.3 million. It is headquartered in Andover, United Kingdom. Historically the majority of products have been in-licensed and Shire continues to actively seek such opportunities. However, Shire has increasingly sought to develop its own products for marketing. Products currently marketed in the US are Adderall and DextroStat, for Attention

Deficit Hyperactivity Disorder (ADHD), and Carbatrol, for the treatment of epilepsy. The key UK marketed products are the Calcichew range used as adjuncts in the treatment of osteoporosis. In addition, Shire has out-licensed two oral Hormone Replacement Therapy (HRT) ranges, the ClimaRange and BetaRange, to various multinational companies principally for marketing in Europe and Central and South America.

Shire invests significant sums in R&D spending. The company's lead development products are galantamine (Reminyl), for the treatment of Alzheimer's disease, and Lambda, for the treatment of hyperphosphataemia, in patients with chronic kidney failure. The first European application for marketing of galantamine was submitted in March 1999; subsequently, various other applications have been made. The US New Drug Application (NDA) is planned to be submitted, by Janssen, before the end of 1999. Lambda is currently in Phase III trials in Europe, in Phase II in USA and Phase I in Japan. Shire also has a wide range of drug delivery technologies that may be applied to its own products or to those of third parties. Under UK GAAP, in the six months ended June 30, 1999 Shire recorded a profit before tax of (Pounds)16.0 million on a turnover of (Pounds)59.5 million. Diluted earnings per share under UK GAAP increased from
2.3 pence for the six months ended June 30, 1998 to 8.1 pence for the six months ended June 30, 1999.


Detailed Terms of the Merger

Under the terms of the agreement, Shire will acquire all of Roberts' outstanding stock in stock-for-stock exchange which is expected to be tax-free to US and UK shareholders. For each share of Roberts stock, Roberts' shareholders will receive (i) a fixed exchange ratio of 3.4122 ordinary shares of Shire if the average closing price of Shire's ADSs for the 15 consecutive trading days ending the third trading day prior to closing is between $23.73 and $29.01; (ii) a floating exchange ratio between 3.4122 and 3.1280 if the average closing price is between $29.01 and $31.65 (equivalent to $33.00 per Roberts share); (iii) a floating exchange ratio between 3.8407 and 3.4122 if the average closing price is between $21.09 and $23.73 (equivalent to $27.00 per Roberts share); (iv) a fixed exchange ratio of 3.8407 if the average closing price is below $21.09; and
(v) a fixed exchange ratio of 3.1280 if the average closing price is greater than $31.65. Unless a holder otherwise elects, Shire will provide each Roberts shareholder with one-third of a Shire ADS for each ordinary share such holder would be entitled to receive.